EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the registration statement on Form S-8 (File No. 333-149190) and the registration statement (No. 333-153579) on Form S-3/A of BreitBurn Energy Partners L.P. of information from our Firm's reserve report dated January 21, 2009, entitled " Reserves and Future Revenue of Certain BreitBurn Operating L.P. Oil and Gas Properties As of December 31, 2008" and all references to our firm included in or made a part of the BreitBurn Energy Partners L.P. Annual report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ J. Carter Henson, Jr.

J. Carter Henson, Jr., P.E
Senior Vice President
Houston, Texas
March 2, 2009